    As filed with the Securities and Exchange Commission on January 26, 2000

                                                      Registration No. 333-94757
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------


                         CHECKFREE HOLDINGS CORPORATION
             (Exact name of Registrant as specified in its charter)

           Delaware                          7374                58-2360335
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                            ------------------------

                           4411 East Jones Bridge Road
                             Norcross, Georgia 30092
                                 (678) 375-3387
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------


                               Peter F. Sinisgalli
                      President and Chief Operating Officer
                         CheckFree Holdings Corporation
                           4411 East Jones Bridge Road
                             Norcross, Georgia 30092
                                 (678) 375-3387
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                          Copies of Correspondence to:

                             Robert J. Tannous, Esq.
                       Porter, Wright, Morris & Arthur LLP
                              41 South High Street
                              Columbus, Ohio 43215
                                 (614) 227-1953
                            ------------------------

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 26, 2000
PROSPECTUS
----------


                                  $172,500,000

                           (CHECKFREE HOLDINGS LOGO)

                6  1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

                             ----------------------

     This prospectus relates to:

      -- $172,500,000 principal amount of 6 1/2% convertible subordinated notes due 2006;

      --  The shares of our common stock issuable upon conversion of the notes;
          and

      -- The subsidiary guarantee of the notes on behalf of each of our subsidiaries.

The notes, the shares of our common stock and the subsidiary guarantee are offered for resale in this prospectus are offered for the accounts of their holders. The notes and the subsidiary guarantee were initially acquired from us in November 1999 in connection with a private offering by a group of investment banking firms as initial purchasers who resold the notes pursuant to Rule 144A of the Securities Act of 1933.


     We will pay interest on the notes on June 1 and December 1 of each year, commencing on June 1, 2000. The notes will mature on December 1, 2006. The notes will be convertible at your option, unless previously redeemed, into shares of our common stock at a conversion rate of 13.6612 shares of our common stock per note, subject to adjustments described in this prospectus. We may redeem the notes, in whole or in part, at any time on or after December 1, 2002. If a change in control of our company occurs, each holder of the notes may require us to repurchase some or all of its notes. If we cannot make the scheduled payments on the notes, our subsidiaries, CheckFree Corporation, CheckFree Management Corporation, CheckFree Investment Corporation and CheckFree Investment Services, Inc., will be required to make them for us pursuant to a subsidiary guarantee. The notes are eligible for trading in The Portal(TM) Market.

     Our common stock is traded on the Nasdaq National Market under the symbol "CKFR." On January 25, 2000, the last reported sale price of our common stock was $79.94 per share.


     INVESTING IN THE NOTES INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

     The proceeds from the sale of the securities offered by this prospectus are solely for the security holders who own and are selling the securities. We will not receive any of the proceeds from the sale of these securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


                The date of this prospectus is January 26, 2000

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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Summary.....................................................................4
Risk Factors................................................................8
Forward-Looking Statements.................................................19
Ratio of Earnings to Fixed Charges.........................................19
Use of Proceeds............................................................20
Description of Notes.......................................................20
Description of Certain Indebtedness........................................34
Certain Federal Income Tax Consequences....................................35
Selling Securityholders....................................................38
Plan of Distribution.......................................................38
Legal Matters..............................................................39
Experts....................................................................39
Where You Can Find More Information........................................40
Incorporation of Documents by Reference....................................41

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


                                     SUMMARY

         The information in this summary may not contain all of the information that may be important to you. You should read the entire prospectus and the information incorporated by reference in this prospectus, including the financial statements and related notes, before making an investment decision. All references to "we," "us," "our," "CheckFree" or the "Company" in this prospectus mean CheckFree Holdings Corporation and all entities owned or controlled by CheckFree Holdings Corporation, except where it is made clear that the term only means the parent company.

                                   OUR COMPANY

         We are the leading provider of electronic billing and payment services. Our Electronic Commerce business provides services that allow consumers to:

         - Receive electronic bills through the Internet;

         - Pay any bill--electronic or paper--to anyone; and

         - Perform customary banking transactions, including balance inquiries, transfers between accounts and on-line statement reconciliations.

         We currently provide electronic billing and payment services for approximately 3 million consumers. Our services are available through over 350 sources, including:

         - 23 of the 25 largest U.S. banks;

         - 8 of the top 10 U.S. brokerage firms;

         - Yahoo!, a leading Internet portal;

         - WingspanBank.com, a leading Internet-based full-service bank;

         - Internet financial sites like Quicken.com; and

         - Personal financial management software like Quicken and Microsoft Money.

         We have developed relationships with over 1,100 merchants nationwide that enable us to remit more than 50% of all of our bill payments electronically. During the three-month period ended September 30, 1999, we processed an average of nearly 13 million transactions per month and, for the year ended June 30, 1999, we processed more than 125 million transactions.

         In March 1997, we introduced electronic billing--"E-Bill"--which enables merchants to deliver billing as well as marketing materials interactively to their customers over the Internet. As of September 30, 1999, we have signed contracts for E-Bill services with 77 of the country's largest billers, who together deliver more than 500 million bills each month. In September 1999, we presented more than 20,000 electronic bills through more than 53 financial institutions and Internet portals, double the number of bills presented through E-Bill services in March 1999.

         We also are a leading provider of institutional portfolio management and information services and financial application software. Our Investment Services business offers portfolio management and information services for fee-based money managers and financial planners within investment advisory firms, brokerage firms, banks and insurance companies. Our fee-based money manager clients are typically sponsors or managers of wrap money management products or traditional money managers, managing investments of institutions and high net worth individuals. Our Software businesses provide electronic commerce and financial applications software and services for businesses and financial institutions. We design, market, license and support software products for automated clearinghouse, or ACH, processing, reconciliation and regulatory compliance.

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

         During the fiscal year ended June 30, 1999, Electronic Commerce accounted for 68% of our revenues and Software and Investment Services each accounted for 16% of our revenues.

                              OUR BUSINESS STRATEGY

         Our business strategy is to provide an expanding range of convenient, secure and cost-effective electronic commerce services to financial institutions, businesses and their customers. The key elements of our business strategy are to:

         - Drive increased adoption of electronic commerce services by consumers;

         - Continue to distribute electronic commerce services through multiple channels;

         - Focus on customer care and technical support;

         - Continue to improve operational efficiency and effectiveness; and

         - Drive new forms of electronic commerce services.


                                   OUR ADDRESS

         Our principal executive offices are located at 4411 East Jones Bridge Road, Norcross, Georgia 30092 and our telephone number is (678) 375-3387. We maintain a web site at www.checkfree.com. This reference to our web site address does not constitute incorporation by reference of the information contained on our web site.

                              RECENT DEVELOPMENTS

          We did not experience any material problems or issues with the Year 2000 rollover and began the year with fully operational systems and infrastructure. The Year 2000 transition was non-eventful for all of our operating divisions. Our systems generally remained available throughout the course of the Year 2000 rollover and, to date, continue to be available within historical operating parameters. Our management team believes that any future Year 2000-related problems are unlikely and would not be material to our business, financial condition and results of operations. See "Risk Factors" and "Forward-Looking Statements."

         Our Year 2000 costs remained in-line with our projections and no incremental funding was required to successfully complete the effort. Continuing costs are related only to administrative program wrap up work and are not material to our financial condition and results of operations.

                                       5

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                                    THE NOTES

Issuer........................  CheckFree Holdings Corporation
                                4411 East Jones Bridge Road
                                Norcross, Georgia 30092
                                (678) 375-3387

Notes.........................  $172,500,000 aggregate principal amount of
                                Convertible Subordinated Notes due 2006.

Issue Price...................  100% plus accrued interest, if any, from the date of issue.

Interest......................  6 1/2% per annum on the principal amount, payable semiannually in arrears on June 1 and December 1 of each year commencing on June 1, 2000.

Denominations.................  The notes are issued in denominations of $1,000 principal amount and integral multiples thereof.

Conversion Rights.............  Each note is convertible, at the option of the holder, at anytime prior to maturity, unless previously redeemed or otherwise purchased, into shares of our common stock at a conversion rate of 13.6612 shares per note. The conversion rate is subject to adjustment upon the occurrence of certain events affecting our common stock. Subject to certain exceptions, upon conversion, the holder will not receive any cash payment representing any further interest; such accrued cash interest will be deemed paid by the shares of our common stock received by the holder on conversion. See "Description of Notes--Conversion Rights."

Maturity Date.................  December 1, 2006.

Subsidiary Guarantee..........  Each of our subsidiaries has fully and unconditionally guaranteed the notes on a subordinated basis. Future subsidiaries also may be required to guarantee the notes. See "Description of Notes--Subsidiary Guarantee."

Ranking.......................  The notes are our unsecured obligations and are subordinated to our existing and future senior indebtedness. The subsidiary guarantee is subordinated to all existing and future senior indebtedness of our subsidiaries. At September 30, 1999, we had no senior indebtedness outstanding, and our subsidiaries had $7.2 million of senior indebtedness outstanding. The indenture does not restrict the incurrence by us or our subsidiaries of indebtedness or other obligations.

Change in Control.............  If a change in control of our Company occurs, you may require us to purchase your notes at a price equal to the principal amount of the notes. We will also be required to pay accrued and unpaid interest.

Sinking Fund..................  No sinking fund is provided for the notes.

Optional Redemption...........  We may not redeem the notes prior to December 1,
                                2002. On and after such date, the notes are redeemable for cash at any time at our option, in whole or in part, at redemption prices set forth in the indenture, plus

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                                accrued and unpaid interest to the date of
                                redemption. See "Description of
                                Notes--Redemption of the Notes at Our Option."

Use of Proceeds...............  We will not receive any of the proceeds from this offering. See "Use of Proceeds."

DTC Eligibility...............  Except as described in this prospectus, the notes are issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC") in New York, New York. Beneficial interests in any of the global notes are shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated notes, except in limited circumstances described in this prospectus. Settlement and all secondary market trading activity for the notes will be in same day funds. See "Description of Notes--Form, Denomination and Registration" and "--Book Entry System."

Transfer Restrictions.........  The notes and our common stock issuable upon conversion may not be offered, sold, pledged or otherwise transferred except as described in this prospectus.

Registration Rights...........  We have agreed:

                                    - To file as soon as practicable, but in any
                                      event within 60 days of the date of
                                      issuance of the notes, a shelf
                                      registration statement under the
                                      Securities Act of 1933 to cover resales of the notes and shares of our common stock issuable on conversion thereof;

                                    - To use our reasonable best efforts to
                                      cause the shelf registration statement to be declared effective by the Commission within 120 days of the date of issuance of the notes; and

                                    - To use our best efforts to keep the shelf
                                      registration statement effective and
                                      usable until the notes, and the common
                                      stock issuable upon conversion of the
                                      notes, (i) have been registered and sold pursuant to the shelf registration, (ii) have been distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or (iii) are saleable pursuant to Rule 144(k) under the Securities Act of 1933 or successor provisions.

                                We are subject to the payment of additional interest if we are not in compliance with these requirements. See "Description of
                                Notes--Registration Rights."

Trading.......................  We can provide no assurance as to the liquidity of the trading market for the notes. The notes are currently traded on The Portal(TM) Market. Our common stock is listed on the Nasdaq National Market under the symbol "CKFR."

                                  RISK FACTORS

         An investment in the notes or the shares of our common stock issuable upon conversion of the notes offered by this prospectus involves a high degree of risk. You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest in the notes. You should also consider these risk factors when you read forward-looking statements elsewhere in this prospectus.

THE MARKET FOR OUR ELECTRONIC COMMERCE SERVICES IS EVOLVING AND MAY NOT CONTINUE TO DEVELOP OR GROW RAPIDLY ENOUGH FOR US TO REMAIN CONSISTENTLY PROFITABLE.

         The electronic commerce market is still evolving and currently growing at a rapid rate. We believe future growth in the electronic commerce market will be driven by the cost, ease-of-use and quality of products and services offered to consumers and businesses. In order to consistently increase and maintain our profitability, consumers and businesses must continue to adopt our services. If the number of electronic commerce transactions does not continue to grow or if consumers or businesses do not continue to adopt our services, it could have a material adverse effect on our business, financial condition and results of operations.

OUR FUTURE PROFITABILITY IS DEPENDENT UPON OUR ABILITY TO IMPLEMENT OUR STRATEGY SUCCESSFULLY TO INCREASE ADOPTION OF ELECTRONIC BILLING AND PAYMENT METHODS.

         Our future profitability will depend, in part, on our ability to implement our strategy successfully to increase adoption of electronic billing and payment methods. Our strategy includes substantial investments in programs designed to:

         - Drive consumer awareness of electronic billing and payment;

         - Encourage consumers to sign up for and use our electronic billing and payment services offered by our distribution partners;

         - Build our infrastructure to handle seamless processing of transactions;

         - Continue to develop state of the art, easy-to-use technology; and

         - Increase the number of billers whose bills we can present and pay electronically.

         Our investment in these programs will have a negative impact on our short-term profitability. Additionally, our failure to implement these programs successfully or to increase substantially adoption of electronic commerce billing and payment methods by consumers who pay for the services could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO REMAIN CONSISTENTLY PROFITABLE.

         We have not consistently operated profitably to date. We incurred:

         - A loss from operations of $7.2 million and a net loss of $3.7 million in the fiscal year ended June 30, 1998;

         - A loss from operations of $3.7 million and net income of $10.5 million for the fiscal year ended June 30, 1999; and

         - A loss from operations of $6.4 million and a net loss of $3.9 million for the three months ended September 30, 1999.

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We intend to continue to make significant investments in our research and development, sales and marketing and customer care operations. As a result, we anticipate having a net loss from operations in fiscal 2000 and may experience net losses and may not be able to sustain or increase our profitability in the future.

COMPETITIVE PRESSURES WE FACE MAY HAVE A MATERIAL ADVERSE EFFECT ON US.

         The electronic commerce market is new and evolving rapidly, resulting in a dynamic competitive environment. We face significant competition in all of our customer markets. Increased competition or other competitive pressures may result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations. Further, we expect competition to persist, increase and intensify in the future. A number of financial institutions have developed, and others in the future may develop, in-house home banking services similar to ours. For example, Chase Manhattan Corporation, First Union Corporation and Wells Fargo & Co. recently announced the formation of a new venture called Spectrum that will allow individuals and businesses to receive and pay bills electronically. Additionally, TransPoint LLC, a joint venture among Microsoft Corporation, First Data Corporation and Citibank N.A., has announced its own agreements with financial institutions to offer on-line home banking and electronic billing and payment services to consumers. We also face increased competition from new competitors offering billing and payment services utilizing scan and pay technology. We cannot assure you that we will be able to compete effectively against financial institutions, Spectrum, TransPoint, scan and pay companies or other current and future electronic commerce competitors.

         The markets for our investment services and software products are also highly competitive. In Investment Services, our competition comes from service bureaus and providers of portfolio accounting software. In Software, our competition comes from several different market segments, including large diversified computer software and service companies and independent suppliers of software products. Because there are relatively low barriers to entry, we expect competition in the software market to increase significantly in the future. We cannot assure you that we will be able to compete effectively against current and future competitors in these markets.

         Across all of our market segments, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition and a larger installed base of customers than we do. As a result, these competitors may be able to respond to new or emerging technologies and changes in customer requirements faster and more effectively than we can, or to devote greater resources to the development, promotion and sale of products than we can. If these competitors were to acquire significant market share, it could have a material adverse effect on our business, financial condition and results of operations.

SECURITY AND PRIVACY BREACHES IN OUR ELECTRONIC TRANSACTIONS MAY DAMAGE CUSTOMER RELATIONS AND INHIBIT OUR GROWTH.

         If we are unable to protect the security and privacy of our electronic transactions, our growth and the growth of the electronic commerce market in general could be materially adversely affected. A security or privacy breach may:

         - Cause our customers to lose confidence in our services;

         - Deter consumers from using our services;

         - Harm our reputation;

         - Expose us to liability;

         - Increase our expenses from potential remediation costs; and

         - Decrease market acceptance of electronic commerce transactions.

         While we believe that we utilize proven applications designed for premium data security and integrity to process electronic transactions, there can be no assurance that our use of these applications will be sufficient to address

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

changing market conditions or the security and privacy concerns of existing and potential subscribers. Any failures in our security and privacy measures could have a material adverse effect on our business, financial condition and results of operations.

WE RELY ON THIRD PARTIES TO DISTRIBUTE OUR ELECTRONIC COMMERCE SERVICES, WHICH MAY NOT RESULT IN WIDESPREAD ADOPTION.

         We rely on our relationships with financial institutions, businesses, billers, Internet portals and other third parties like Intuit Inc. to provide branding for our electronic commerce services and to market our services to their customers. These relationships are an important source of the growth in demand for our electronic commerce services. If any of these parties abandons, curtails or insufficiently increases its marketing efforts, it could have a material adverse effect on our business, financial condition and results of operations.

CONSOLIDATION IN THE BANKING INDUSTRY MAY ADVERSELY AFFECT OUR ABILITY TO SELL OUR ELECTRONIC COMMERCE SERVICES, INVESTMENT SERVICES AND SOFTWARE.

         Mergers, acquisitions and personnel changes at key financial institutions have the potential adversely to affect our business, financial condition and results of operations. Currently, the banking industry is undergoing large-scale consolidation, causing the number of financial institutions to decline. This consolidation could cause us to lose:

         - Current and potential customers;

         - Market share, if combined financial institutions were to determine that it is more efficient to develop in-house home banking services similar to ours or offer our competitors' products or services; and

         - Revenue, if combined financial institutions were able to negotiate a greater volume discount for, or to discontinue the use of, our products and services.

WE ARE DEPENDENT UPON A SMALL NUMBER OF FINANCIAL INSTITUTION CUSTOMERS FOR A SIGNIFICANT PERCENTAGE OF OUR SUBSCRIBERS.

         We rely on our relationships with three key financial institutions for a substantial portion of our subscriber base and the volume of electronic transactions that we process. As of September 30, 1999, these three financial institutions accounted for approximately 1.3 million subscribers, or approximately 43% of our total subscriber base. No single customer, however, accounts for more than 10% of our revenues. The loss of the relationship with any of these key financial institutions or a significant decline in the number of transactions processed through them could have a material adverse effect on our business, financial condition and results of operations.

IF WE DO NOT SUCCESSFULLY RENEW OR RENEGOTIATE OUR AGREEMENTS WITH OUR CUSTOMERS, OUR BUSINESS MAY SUFFER.

         Our agreements for electronic commerce services with financial institutions generally provide for terms of three to five years. These agreements are renegotiated from time to time when financial institutions migrate from our PC-based platform to our web-based platform. If we are not able to renew or renegotiate these agreements on favorable terms, it could have a material adverse effect on our business, financial condition and results of operations.

         The profitability of our Software business depends, to a substantial degree, upon our software customers electing to periodically renew their maintenance agreements. In the event that a substantial number of our software customers declined to renew these agreements, our revenues and profits in this business segment would be materially adversely affected.

OUR FUTURE PROFITABILITY IS DEPENDENT UPON AN INCREASE IN THE PROPORTION OF TRANSACTIONS WE PROCESS ELECTRONICALLY.

         Our future profitability will depend, in part, on our ability to increase the percentage of transactions we process electronically. Compared with conventional paper-based transactions, electronic transactions:

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

         - Cost much less to complete;

         - Give rise to far fewer errors, which are costly to resolve; and

         - Generate far fewer subscriber inquiries and, therefore, consume far fewer customer care resources.

         Accordingly, if we are unable to increase the percentage of transactions that we process electronically, our margins could decrease, which could have a material adverse effect on our business, financial condition and results of operations.

THE TRANSACTIONS WE PROCESS EXPOSE US TO CREDIT RISKS.

         The electronic and conventional paper-based transactions we process expose us to credit risks. These credits risks include risks arising from returned transactions caused by:

         - Insufficient funds;        - Closed accounts;

         - Unauthorized use;          - Theft;

         - Stop payment orders;       - Frozen accounts; and

         - Payment disputes;          - Fraud.

         We are also exposed to credit risk from merchant fraud and erroneous transmissions. We attempt to manage all of these risks through our sophisticated risk management systems, which include our patented billing and payment processing system and agreements with some customers to guarantee our losses or to grant us reversal rights. There can be no assurance, however, that these efforts will be successful. Any losses resulting from returned transactions, merchant fraud or erroneous transmissions could result in liability to financial institutions, merchants or subscribers, which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY EXPERIENCE BREAKDOWNS IN OUR PAYMENT PROCESSING SYSTEM THAT COULD DAMAGE CUSTOMER RELATIONS AND EXPOSE US TO LIABILITY.

         A system outage or data loss could have a material adverse effect on our business, financial condition and results of operations. To successfully operate our business, we must be able to protect our payment processing and other systems from interruption by events that are beyond our control. Events that could cause system interruptions include:

         - Fire;                             - Telecommunications failure;

         - Natural disaster;                 - Unauthorized entry; and

         - Power loss;                       - Computer viruses.

         Although we completed the initial migration of subscribers from our pre-existing data processing platforms to a new system that we call the Genesis Platform, we will continue to migrate subscribers from non-Genesis Platforms to the Genesis Platform at the request of our customers. Our main processing facility is located in Norcross, Georgia, and we have other processing facilities located in Ohio, Illinois and Texas. During the transition from the pre-existing platforms to the Genesis Platform, we may be exposed to loss of data or unavailability of systems due to inadequate back-ups, reduced or eliminated redundancy, or both. Although we regularly back-up data from our operations and take other measures to protect against data loss and system failures, there is still some risk that we may lose critical data or experience system failures. As a precautionary measure, we have entered into disaster recovery agreements for the

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

processing systems at all our sites, and we conduct business resumption tests on a scheduled basis. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur.

WE MAY EXPERIENCE SOFTWARE DEFECTS AND DEVELOPMENT DELAYS, DAMAGING CUSTOMER RELATIONS, DECREASING OUR POTENTIAL PROFITABILITY AND EXPOSING US TO LIABILITY.

         Our electronic commerce services and our software products are based on sophisticated software and computing systems which often encounter development delays, and the underlying software may contain undetected errors or defects. Defects in our software products and errors or delays in our processing of electronic transactions could result in:

         - Additional development costs;

         - Diversion of technical and other resources from our other development efforts;

         - Loss of credibility with current or potential customers;

         - Harm to our reputation; or

         - Exposure to liability claims.

In addition, we rely on technologies supplied to us by third parties that may also contain undetected errors or defects that could have a material adverse effect on our business, financial condition and results of operations. Although we attempt to limit our potential liability for warranty claims through disclaimers in our software documentation and limitation-of-liability provisions in our license and customer agreements, there can be no assurance that these measures will be successful in limiting our liability.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE AND MAY NOT ACCURATELY PREDICT OUR FUTURE PERFORMANCE.

         Our quarterly results of operations have varied significantly and probably will continue to do so in the future as a result of a variety of factors, many of which are outside our control. These factors include:

         - Changes in our pricing policies or those of our competitors;

         - Relative rates of acquisition of new customers;

         - Seasonal patterns;

         - Delays in the introduction of new or enhanced services, software and related products by us or our competitors or market acceptance of these products and services; and

         - Other changes in operating expenses, personnel and general economic conditions.

As a result, we believe that period-to-period comparisons of our operating results are not necessarily meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the price of our common stock may fluctuate.

WE EXPERIENCE SEASONAL FLUCTUATIONS IN OUR NET SALES CAUSING OUR OPERATING RESULTS TO FLUCTUATE.

         We have historically experienced and expect to continue to experience seasonal fluctuations in our net sales. If our net sales are below the expectations of securities analysts and investors due to seasonal fluctuations, our stock price could decrease unexpectedly. Our growth in new electronic commerce subscribers is affected by seasonal factors such as holiday-based personal computer sales. These seasonal factors may impact our operating results by concentrating subscriber acquisition and set-up costs, which may not be immediately offset by revenue increases primarily due to introductory service price discounts. Additionally, on-line interactive service subscribers generally tend to be less active users during the summer months, resulting in lower revenue during this period.

         Our software sales also have historically displayed seasonal variability, with sales and earnings generally stronger in the quarters ended December 31 and June 30 of each year and generally weaker in the quarters ended September 30 and March 31 of each year. The seasonality in software sales is due, in part, to calendar year-end buying patterns of financial institution customers and our software sales compensation structure, which measures sales performance at our June 30 fiscal year end.

OUR INABILITY TO MANAGE GROWTH COULD ADVERSELY AFFECT OUR BUSINESS.

         We have experienced rapid growth in our revenues, from $76.8 million in the twelve months ended June 30, 1996 to $250.1 million in the fiscal year ended June 30, 1999, and we intend to continue to grow our business significantly. To support our growth plans, we will have to expand significantly our existing management, operational, financial and human resources and management information systems and controls. If we are not able to manage our growth successfully, we will not grow as planned, which could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO RECRUIT AND RETAIN ADDITIONAL SKILLED PERSONNEL, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         Our future success depends upon our ability to attract, train, assimilate and retain additional skilled personnel. Competition for qualified employees in all of our business segments is intense. A significant increase in our customer base would necessitate the hiring of a significant number of additional customer care and technical support personnel, as well as software developers and technicians, qualified candidates for which are currently in short supply. We cannot assure you that we will be able to retain our key employees or that we can attract, train, assimilate or retain other skilled personnel in the future, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGE OR CHANGES IN INDUSTRY STANDARDS, OUR SERVICES COULD BECOME OBSOLETE AND WE COULD LOSE OUR CUSTOMERS.

         The electronic commerce industry is changing rapidly. To remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. For example, we are currently migrating our products and services from a PC-based platform to a web-based platform. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing product and service offerings, proprietary technology and systems may become obsolete. Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, PERMITTING COMPETITORS TO DUPLICATE OUR PRODUCTS AND SERVICES.

         Our success and ability to compete in our markets are dependent, in part, upon our proprietary technology. We rely primarily on patent, copyright, trade secret and trademark laws to protect our technology. In addition, we have been granted a patent for some features of our electronic billing and payment processing system, which we believe provides some measure of security for our technologies. If challenged, we cannot assure you that our patent will prove to be valid or provide the protection that we need. Further, the source code for our proprietary software is protected both as a trade secret and as a copyrighted work. We generally enter into confidentiality and assignment agreements with our employees, consultants and vendors, and generally control access to and distribution of our software, documentation and other proprietary information.

         Because our means of protecting our proprietary rights may not be adequate, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization. In addition, the laws of some countries in which we sell our products do not protect software and intellectual property rights to the same extent as the laws of the U.S. Unauthorized copying, use or reverse engineering of our products could have a material adverse effect on our business, financial condition and results of operations.

         A third party could also claim that our technology infringes its proprietary rights. As the number of software products in our target markets increases and the functionality of these products overlap, we believe that software developers may increasingly face infringement claims. These claims, even if without merit, can be time-consuming and expensive to defend. A third party asserting infringement claims against us in the future may require us to enter into costly royalty arrangements or litigation.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS SUBORDINATED TO ALL OF OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS AND THE EXISTING AND FUTURE SENIOR INDEBTEDNESS OF OUR SUBSIDIARIES.

         The notes and the subsidiary guarantee are unsecured obligations and are subordinated in right of payment, as provided in the indenture, to the prior payment in full in cash, or other payment satisfactory to holders of senior indebtedness, of all our existing and future senior indebtedness and that of our subsidiaries. Senior indebtedness includes, among other things, all indebtedness for money borrowed and indebtedness evidenced by securities, debentures, bonds or similar instruments, other than indebtedness that is expressly junior in right of payment to the notes and the subsidiary guarantee or ranks pari passu in right of payment to the notes and the subsidiary guarantee. At September 30, 1999, we had no senior indebtedness, and our subsidiaries had approximately $7.2 million of senior indebtedness. The terms of the notes and the subsidiary guarantee do not limit the amount of additional indebtedness, including senior indebtedness, which we and our subsidiaries can create, incur, assume or guarantee. Upon any distribution of our assets or the assets of our subsidiaries pursuant to any insolvency, bankruptcy, dissolution, winding up, liquidation or reorganization, the payment on the notes and the subsidiary guarantee will be subordinated to the extent provided in the indenture to the prior payment in full of all our senior indebtedness and that of our subsidiaries, and there may not be sufficient assets remaining to pay the amounts due on any or all the notes and the subsidiary guarantee then outstanding. In addition, we may not repurchase any notes in certain circumstances involving a change in control if at such time the subordination provision of the indenture would prohibit us from making payment in respect of the notes. The failure to repurchase the notes when required would result in an event of default under the indenture and may constitute a default under the terms of our senior indebtedness and that of our subsidiaries. See "Description of Notes--Subordination of the Notes," and "--Subsidiary Guarantee" and "Description of Certain Indebtedness."

WE ARE A HOLDING COMPANY AND RELY ON DIVIDENDS FROM OUR SUBSIDIARIES TO MAKE INTEREST AND PRINCIPAL PAYMENTS.

         We are a holding company that derives all of our operating income, if any, from our subsidiaries. We rely on dividends and other payments from our subsidiaries or must raise funds in public or private equity or debt offerings or sales of assets to generate the funds necessary to meet our obligations, including the payment of principal and interest on the notes. There can be no assurance that we would be able to obtain such funds on acceptable terms or at all.

THE TERMS OF OUR AND OUR SUBSIDIARIES' SENIOR INDEBTEDNESS COULD RESTRICT OUR FLEXIBILITY AND LIMIT OUR ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE NOTES AND OUR SUBSIDIARY GUARANTEE.

         We and our subsidiaries are subject to operational and financial covenants and other restrictions contained in the bank loan documents evidencing the senior indebtedness. These covenants could limit our operational flexibility and restrict our ability to borrow additional funds, if necessary, to finance our operations and to make principal and interest payments on the notes. Additionally, our failure to comply with these operational and financial covenants could result in an event of default under the terms of the senior indebtedness which, if not cured or waived, could result in a substantial amount of the senior indebtedness becoming due and payable. The effect of these covenants, or our failure to comply with them, could have a material adverse effect on our business, financial condition and results of operations.

THE SUBSIDIARY GUARANTEE MAY BE UNENFORCEABLE DUE TO FRAUDULENT CONVEYANCE STATUTES.

         Although laws differ among various jurisdictions, a court could, under fraudulent conveyance laws, further subordinate or avoid the subsidiary guarantee if it found that the subsidiary guarantee was incurred with actual intent to hinder, delay or defraud creditors or the subsidiary guarantor did not receive fair consideration or reasonably equivalent value for the subsidiary guarantee and that the subsidiary guarantor was any of the following:

         - Insolvent or was rendered insolvent because of the subsidiary guarantee;

         - Engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

         - Intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

         If a court voided a subsidiary guarantee by one or more of our subsidiaries as the result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary based on the subsidiary guarantee and would be solely creditors of CheckFree Holdings Corporation.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE IN CONTROL OFFER REQUIRED BY OUR INDENTURE.

         Upon the occurrence of certain specific kinds of change in control events specified in the indenture, we may be required to repurchase all outstanding notes. It is possible, however, that we will not have sufficient funds at the time of a change in control to make the required repurchase of the notes or that restrictions in our existing or future senior indebtedness will not allow such repurchases. Also, we or our subsidiaries may be required to prepay certain senior indebtedness or obligations having financial covenant provisions in favor of the holders thereof. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, may not constitute a change in control under the indenture.

         The exercise by the holders of the notes of their right to require us to repurchase the notes could cause a default under other senior indebtedness which we may enter into in the future, even if the change in control itself does not, due to the financial effect on us of such repurchase.

THERE MAY NOT BE A TRADING MARKET FOR THE NOTES.

         Although the notes are currently traded in The Portal(TM) Market, there is no assurance that such trading will continue. Accordingly, you may not be able to sell your notes or sell them at an acceptable price. Further, the notes could trade at prices higher or lower than the initial offering price depending on many factors, including:

         - Prevailing interest rates;

         - The market price for our common stock;

         - Our operating results; and

         - The market for similar securities or the securities market in general.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE FINANCING TO IMPLEMENT OUR GROWTH
STRATEGY.

         Successful implementation of our growth strategy will likely require continued access to capital. If we do not generate sufficient cash from operations, our growth could be limited unless we are able to obtain capital through additional debt or equity financings. We cannot assure you that debt or equity financings will be available as required for acquisitions or other needs. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders may be reduced. In addition, we may issue equity securities that have rights, preferences or privileges senior to those of the holders of our common stock. Even if financing is available, it may not be on terms that are favorable to us or sufficient for our needs. If we are unable to obtain sufficient financing, we may be unable to fully implement our growth strategy.

OUR COMMON STOCK PRICE IS VOLATILE.

         The market price of our common stock has been volatile in the past and may change rapidly in the future. The following factors, among others, may cause significant volatility in our stock price:

         - Actual or anticipated fluctuations in our operating results;

         - Actual or anticipated fluctuations in our subscriber growth;

         - Announcements by us, our competitors or our customers;

         - Announcements of the introduction of new or enhanced products and services by us or our competitors;

         - Announcements of joint development efforts or corporate partnerships in the electronic commerce market;

         - Market conditions in the banking, telecommunications, technology and other emerging growth sectors;

         - Rumors relating to our competitors or us; and

         - General market or economic conditions.

         Historically, the stock market has experienced significant price and volume fluctuations, which have particularly affected the trading prices of equity securities of many technology companies. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF OUR COMMON STOCK FOR SALE IN THE FUTURE COULD ADVERSELY AFFECT OUR STOCK PRICE.

         The availability for future sale of a substantial number of shares of our common stock in the public market, or issuance of common stock upon the exercise of stock options, warrants or conversion of the notes or otherwise could adversely affect the market price for our common stock. As of November 10, 1999, we had outstanding 52,211,714 shares of our common stock, of which 34,310,346 shares of our issued and outstanding common stock were held by nonaffiliates and the holders of the remaining 17,901,368 shares were entitled to resell them only pursuant to a registration statement under the Securities Act of 1933 or an applicable exemption from registration thereunder such as an exemption provided by Rule 144, Rule 145 or Rule 701 under the Securities Act of 1933. As of November 10, 1999, we had outstanding options to purchase 5,162,098 shares of our common stock, of which options for 1,452,193 shares were fully vested and exercisable at an average weighted exercise price of approximately $9.11 per share. As of November 10, 1999, we had issued warrants to purchase 11,700,000 shares of our common stock, of which warrants for 3,025,000 shares were fully vested and exercisable at a weighted exercise price of approximately $20.87 per share. We may also issue up to an additional 2,000,000 warrants pursuant to our recent agreement with Bank One. In addition, our employees are entitled to purchase up to 756,538 shares under our Associate Stock Purchase Plan and receive up to 799,943 shares under our 401(k) Plan. Any shares purchased thereunder will be eligible for future sale following the expiration of applicable holding periods. In addition, up to 2,356,557 shares of our common stock may be issued upon conversion of the notes.

         Intuit Inc., which holds 10,175,000 shares of our common stock, Integrion Financial Network, L.L.C., its members and former members, which collectively hold warrants to purchase up to 10,000,000 shares of our common stock, of which warrants for 3,000,000 shares are fully vested and exercisable, and Bank One, which holds warrants to purchase 1,000,000 shares of our common stock and may be entitled to receive warrants to purchase up to an additional

2,000,000 of our common stock, none of which are currently vested or exercisable, are entitled to "piggy-back" and demand registration rights subject to specified conditions and restrictions. If Intuit, Integrion or Bank One, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price of our common stock.

THE LOSS OF KEY EXECUTIVES COULD ADVERSELY AFFECT OUR BUSINESS.

         Our success depends to a significant degree upon the continued contributions of our key management, including:

         - Peter J. Kight, our founder, Chairman and Chief Executive Officer;

         - Mark A. Johnson, our Vice Chairman, Corporate Development;

         - Peter F. Sinisgalli, our President; and

         - Ravi Ganesan, our Executive Vice President and Chief Technology Officer.

         If for any reason any of these officers ceased to be active in our management, it could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE SUCCESSFUL IN MAKING ACQUISITIONS AND, EVEN IF WE ARE, RISKS ARISING FROM THOSE ACQUISITIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         We have expanded, and plan to continue to expand, our operations through the acquisition of additional businesses that complement our core skills and have the potential to increase our overall value. We may not be able to identify and acquire compatible businesses. Acquisitions involve many risks, which could have a material adverse effect on our business, financial condition and results of operations, including:

         - Acquired businesses may not achieve anticipated revenues, earnings or cash flow;

         - Integration of acquired businesses and technologies may not be successful and we may not realize anticipated economic, operational and other benefits in a timely manner, particularly if we acquire a business in a market in which we have limited or no current expertise or with a corporate culture different from our own;

         - Financing of future acquisitions may require issuing common stock or debt for some or all of the purchase price, which could result in dilution of the ownership interests of our stockholders or recognizing amortization expense related to goodwill and other intangible assets;

         - Competing with other companies, many of which have greater financial and other resources, to acquire attractive companies makes it more difficult to acquire suitable companies on acceptable terms; and

         - Disruption of our existing business, distraction of management and other resources and difficulty in maintaining our current business standards, controls and procedures.

WE ARE SUBJECT TO SIGNIFICANT INFLUENCE BY SOME STOCKHOLDERS THAT MAY HAVE THE EFFECT OF DELAYING OR PREVENTING A CHANGE IN CONTROL.

         At November 10, 1999, our directors, executive officers and principal stockholders and their affiliates collectively owned approximately 34% of the outstanding shares of our common stock. As a result, these stockholders are able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control.

ANTI-TAKEOVER PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAKE ANY CHANGE IN CONTROL MORE DIFFICULT.

         Our certificate of incorporation and by-laws contain provisions that may have the effect of delaying or preventing a change in control, may discourage bids at a premium over the market price of our common stock and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. These provisions include:

         - Division of our board of directors into three classes serving staggered three-year terms;

         - Removal of our directors by the stockholders only for cause upon 80% stockholder approval;

         - Prohibiting our stockholders from calling a special meeting of stockholders;

         - Ability to issue additional shares of our common stock or preferred stock without stockholder approval;

         - Prohibiting our stockholders from unilaterally amending our certificate of incorporation or by-laws except with 80% stockholder approval; and

         - Advance notice requirements for raising business or making nominations at stockholders' meetings.

         We have also adopted a stockholder rights plan that allows us to issue preferred stock with rights senior to those of our common stock without any further vote or action by our stockholders. The issuance of our preferred stock under the stockholder rights plan could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

         We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for five years unless the holder's acquisition of our stock was approved in advance by our board of directors.

OUR BUSINESS COULD BECOME SUBJECT TO INCREASED GOVERNMENT REGULATION, WHICH COULD MAKE OUR BUSINESS MORE EXPENSIVE TO OPERATE.

         We believe that we are not required to be licensed by the Office of the Comptroller of the Currency, or OCC, the Federal Reserve Board or other federal agencies that regulate or monitor banks or other types of providers of electronic commerce services. A number of states have legislation regulating or licensing check sellers, money transmitters or service providers to banks, and we have registered under this legislation in specific instances. Because electronic commerce in general, and most of our products and services in particular, are so new, the application of many of these laws and regulations is uncertain and difficult to interpret. The entities responsible for interpreting and enforcing these laws and regulations could amend these laws or regulations or issue new interpretations of existing laws or regulations. Any of these changes could lead to increased operating costs and reduce the convenience and functionality of our products or services, possibly resulting in reduced market acceptance. It is also possible that new laws and regulations may be enacted with respect to the Internet. The adoption of any of these laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our products or services, increase our cost of doing business or could otherwise have a material adverse effect on our business, financial condition and results of operations.

         The Federal Reserve rules provide that we can only access the Federal Reserve's ACH through a bank. If the Federal Reserve rules were to change to further restrict our access to the ACH or limit our ability to provide ACH transaction processing services, it could have a material adverse effect on our business, financial condition and results of operations.

ALTHOUGH WE HAVE NOT EXPERIENCED ANY MATERIAL PROBLEMS RELATED TO THE YEAR 2000 ISSUE, WE MAY EXPERIENCE DELAYED EFFECTS OF THE YEAR 2000 ISSUE IN THE NEXT SEVERAL MONTHS WHICH MAY ADVERSELY AFFECT OUR INFORMATION TECHNOLOGY SYSTEMS OR CAUSE OUR CURRENT OR POTENTIAL CUSTOMERS TO DELAY IMPLEMENTING OUR PRODUCTS AND SERVICES.

         To date, we have not experienced any material problems related to the Year 2000 issue. We may, however, experience delayed effects of Year 2000 issue due to degradation in the next several months which may adversely affect our information technology systems. If our efforts or the efforts of our customers and suppliers, failed to address adequately the Year 2000 issue, we will likely incur a substantial loss of revenue and suffer irreparable harm to our reputation. We use computer software, operating systems and embedded micro-processors containing date-related programs in the development and delivery of our products and services and in our own internal information technology systems. In order to process transactions accurately, we also rely on technologies provided by our customers and suppliers. Transaction processing relies on transmissions of data from PCs, through financial institutions and business web servers and the Internet, over third-party data and voice communication lines and through the Federal Funds System. The software we use in our products and in the delivery of our services contains, in addition to code written by our programmers, some software that we license from third parties.

         We have completed testing our internal management information and other critical business systems to identify any Year 2000 issues. We also have inquired of our resellers, vendors and key suppliers about their Year 2000 readiness. To date, we are not aware of any significant resellers, vendors or key suppliers with Year 2000 issues that would materially adversely affect us. We cannot guarantee, however, that our information technology systems or those of other companies on which we rely will successfully address the Year 2000 issue. Any failure by us or other third parties that we rely on to address the Year 2000 issue could have a material adverse effect on our business, financial condition and results of operations.

         We believe that the adoption of our products and services by existing and potential customers and subscribers may be adversely affected by the Year 2000 issue. As companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance, they may delay or cancel decisions to adopt our products and services. If this occurs, it could have a material adverse effect on our business, financial condition and results of operations.

         A significant number of subscribers to our electronic bill payment service use personal financial management software which is not, or may not be, suitable for further use due to the Year 2000 issue. Although steps are being taken by the software publisher, and by our customers, to encourage upgrading to a Year 2000 compliant version of the software, in some cases, the subscriber will not upgrade and will instead have his account deleted. These circumstances will result in some loss of subscriber count and of revenue to us, and may also subject us to claims by subscribers whose access to the service is interrupted. We estimate that many of our subscribers are currently using software that was not originally Year 2000 compliant, and that about 200,000 of our subscribers may not upgrade their software and will subsequently be deleted as accounts. If these deleted subscriber accounts do not reapply for service, we would lose their associated revenue, which could have a material adverse effect on our business, financial condition and results of operations.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often, although not always, include words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "project," "outlook" or similar expressions. We have based these forward-looking statements on our current expectations and assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements. These risks and uncertainties include those set forth under "Risk Factors." The forward-looking statements contained in this prospectus include statements about the following:

         - Anticipated trends in our business, including trends in the electronic commerce, investment services, and software segments;

         - Our intention to develop and introduce new products and services;

         - Our anticipated growth and growth strategies; and

         - Anticipated levels of adoption of electronic billing and payment.

         We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

The ratio of earnings to fixed charges and deficiency of earnings to cover fixed charges presented below should be read together with the financial statements and the notes accompanying them and "Management's Discussions and Analysis of Financial Condition and Results of Operations" found in our Annual Report on Form 10-K for the year ended June 30, 1999 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, incorporated into this registration statement by reference. In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes after excluding fixed charges. Fixed charges consist of interest expense and one third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.



                                            Six                                       Three months
                          Year ended       months               Year ended                ended
                         December 31,      ended                 June 30,              September 30,
                        -------------     June 30,     -----------------------------   -------------
                        1994     1995       1996          1997      1998      1999     1998     1999
                        ----     ----       ----          ----      ----      ----     ----     ----

Deficiency              N/A      $175    $146,165       $173,830   $4,344    $1,552  $2,669    $6,120
Ratio of Earnings
to Fixed Charges        1.9       N/A      N/A            N/A        N/A       N/A     N/A       N/A


                                 USE OF PROCEEDS

         The proceeds from the sale of the securities offered by this prospectus are solely for the security holders who currently own and are selling the securities. We will not receive any of the proceeds from the sale of these securities.

                              DESCRIPTION OF NOTES

         The notes were issued under an indenture between us and Fifth Third Bank, as trustee (the "Trustee"), dated as of November 29, 1999, as supplemented by a supplemental indenture dated as of November 29, 1999, among us, our subsidiaries and the Trustee (together, the "Indenture"). A copy of the Indenture will be made available to prospective investors in the notes upon request to us, and will be available for inspection during normal business hours at the corporate trust office of the Trustee. The following summaries of certain provisions of the notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the notes and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of note that is a part thereof) are referred to, the provisions or defined terms are incorporated herein by reference. Unless the context suggests otherwise, references in this "Description of Notes" to "we" or "us" refer to CheckFree Holdings Corporation and not to our subsidiaries.

GENERAL

         The notes are our unsecured, subordinated obligations to $172,500,000 aggregate principal amount and will mature on December 1, 2006. The principal amount of each note is $1,000 and will be payable at the office of the Paying Agent, which initially will be the Trustee, or an office or agency maintained by us for that purpose in the Borough of Manhattan, New York, New York.

         The notes bear interest at the rate of 6 1/2% per annum on the principal amount from the Issue Date, or from the most recent date to which interest has been paid or provided for until the notes are paid in full or funds are made available for payment in full of the notes in accordance with the Indenture. Interest is payable at maturity (or earlier purchase, redemption or, in certain circumstances, conversion) and semiannually on June 1 and December 1 of each year (each an "Interest Payment Date"), commencing on June 1, 2000, to holders of record at the close of business on May 15 or November 15 (whether or not a business day) immediately preceding each Interest Payment Date (each a "Regular Record Date"). Each payment of interest on the notes will include interest accrued through the day before the applicable Interest Payment Date or the date of maturity (or earlier purchase, redemption or, in certain circumstances, conversion), as the case may be. Any payment of principal and cash interest required to be made on any day that is not a business day will be made on the next succeeding business day. We currently expect to fund interest payments through our working capital. We cannot assure you that our working capital will be adequate to fund the interest payments or that alternative sources of financing will be available to fund the interest payments.

         In the event of the maturity, conversion, purchase by us at the option of a holder or redemption of a note, interest will cease to accrue on the note, under the terms and subject to the conditions of the Indenture. We may not reissue a note that has matured or been converted, redeemed or otherwise cancelled (except for registration of transfer, exchange or replacement thereof).

         You may present the notes for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar. Each agent shall initially be the Trustee.

FORM, DENOMINATION AND REGISTRATION

         We initially issued the notes in the form of global notes. The global notes are deposited with, or on behalf of, the clearing agency registered under the Securities Exchange Act of 1934 that is designated to act as depositary for the notes and registered in the name of the depositary or its nominee. The Depository Trust Company ("DTC") is the initial depositary.

BOOK ENTRY SYSTEM

         Upon the issuance of a global note, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global note to the accounts of institutions or persons, commonly known as participants, that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the initial purchasers, dealers or agents. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in the global note). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global note.

         So long as the depositary, or its nominee, is the registered holder and owner of the global note, the depositary or such nominee, as the case may be, will be considered the sole owner and holder for all purposes of the debt securities and for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a global note will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered to be the owners or holders of any notes or the global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder of the notes. We understand that under existing industry practice, in the event we request any action of holders of the notes or if an owner of a beneficial interest in a global note desires to take any action that the depositary, as the holder of the global note, is entitled to take, the depositary would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take the actions or would otherwise act upon the instructions of beneficial owners owning through them.

         Payments of principal of and premium, if any, and interest, if any, on the notes represented by a global note will be made to the depositary or its nominee, as the case may be, as the registered owner and holder of the global note, against surrender of the notes at the principal corporate trust office of the Trustee. Interest payments will be made at the principal corporate trust office of the Trustee or by a check mailed to the holder at its registered address.

         We expect that the depositary, upon receipt of any payment of principal, premium, if any, of interest, if any, in respect of a global note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of the depositary. We expect that payments by participants to owners of beneficial interests in a global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers in bearer-form or registered in "street name," and will be the responsibility of the participant. Neither we nor the Trustee nor any of our agents or the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or the relationship between the participants and the owners of beneficial interests in the global note owning through the participants.

         Unless and until it is exchanged in whole or in part for the notes in definitive form, a global note may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary.

         Notes represented by a global note will be exchangeable for the notes in definitive form of like tenor as the global note in denominations of $1,000 and in any greater amount that is an integral multiple thereof if:

         - The depositary notifies us and the Trustee that it is unwilling or unable to continue as depositary for the global note or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days;

         - We, in our sole discretion, determine not to have all of the notes represented by a global note and notify the Trustee thereof; or

         - There shall have occurred and be continuing an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the notes.

         Any note that is exchangeable pursuant to the preceding sentence is exchangeable for the notes registered in the names as the depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global note. Subject to the foregoing, a global note is not exchangeable except for a global note or global notes of the same aggregate denominations to be registered in the name of the depositary or its nominee.

SUBSIDIARY GUARANTEE

         All subsidiaries have jointly and severally guaranteed, on a subordinated basis, our obligations under the notes. The subsidiary guarantee is subordinated to the prior payment in full in cash or cash equivalents of all Senior Indebtedness (as that term is defined below) of that subsidiary. The subordination provisions applicable to the subsidiary guarantee will be substantially similar to the subordination provisions applicable to the notes as set forth below under "--Subordination of the Notes." The obligations of each subsidiary under the subsidiary guarantee are limited as necessary to seek to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--The subsidiary guarantee may be unenforceable due to fraudulent conveyance statutes."

         A subsidiary guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not the subsidiary is the surviving person), another person unless:

         - Immediately after giving effect to that transaction, no default or event of default exists under the Indenture; and

         - The person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all the obligations of that subsidiary guarantor pursuant to a supplemental indenture satisfactory to the Trustee.

         A subsidiary will be released from the subsidiary guarantee:

         - In connection with any sale or other disposition of all or substantially all of the assets of that subsidiary (including by way of merger or consolidation), if the disposition is to us or another subsidiary guarantor; or

         - In connection with any sale of all of the capital stock of a subsidiary guarantor, if the person acquiring the capital stock assumes all the obligations of that subsidiary guarantor pursuant to a supplemental indenture satisfactory to the Trustee.

Since we have no assets separate from our investment in our subsidiaries, except for an insignificant amount of cash, and no operations, we have not included audited financial information of our subsidiary guarantors in this filing.

SUBORDINATION OF THE NOTES

         The notes and the subsidiary guarantee are unsecured obligations of our Company and are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or other payment satisfactory to holders of Senior Indebtedness of all our existing and future Senior Indebtedness and that of our subsidiaries.

         At September 30, 1999, we had no Senior Indebtedness outstanding and our subsidiaries had $7.2 million of Senior Indebtedness outstanding. The Indenture does not restrict the incurrence by us or our subsidiaries of Senior Indebtedness or other obligations.

         The term "Senior Indebtedness" means:

                 (1) The principal, premium, if any, interest and all other amounts owed in respect of all our (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments;

                 (2)      All our capital lease obligations;

                 (3) All our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

                 (4) All our obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

                 (5) All obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

                 (6) All obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us), except for (x) any such indebtedness that is by its terms subordinated to or pari passu with the notes and (y) any indebtedness between or among us or our affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustee of such trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle of ours (a "Financing Entity") in connection with the issuance by such Financing Entity of preferred securities or other securities that rank pari passu with, or junior to, the notes or the subsidiary guarantee.

The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of that Senior Indebtedness.

         By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of our assets:

         - The holders of the notes are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing our assets for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full in cash or other payment satisfactory to the holders of Senior Indebtedness; and

         - Unsecured creditors of ours who are not holders of the notes or holders of Senior Indebtedness of ours may recover less, ratably, than holders of Senior Indebtedness of ours and may recover more, ratably, than the holders of the notes.

In addition, no payment of the principal amount, Redemption Price, Change in Control Purchase Price or interest with respect to any of the notes may be made by us, nor may we acquire any of the notes for cash or property, except as set forth in the Indenture, if:

         - Any payment default on any Senior Indebtedness has occurred and is continuing beyond any applicable grace period; or

         - Any default (other than a payment default) with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the default is either the subject of judicial proceedings or we receive a written notice of the default (a "Senior Indebtedness Default Notice").

Notwithstanding the foregoing, payments with respect to the notes may resume and we may acquire the notes for cash when:

         - The default with respect to the Senior Indebtedness is cured or waived or ceases to exist; or

         - We receive a Senior Indebtedness Default Notice and 179 or more days pass after notice of the default is received by us, provided that the terms of the Indenture otherwise permit the payment or acquisition of the notes at that time.

         If we receive a Senior Indebtedness Default Notice, then a similar notice received within nine months thereafter relating to the same default on the same issue of Senior Indebtedness shall not be effective to prevent the payment or acquisition of the notes as provided above. In addition, no payment may be made on the notes if any notes are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default until the earlier of:

         - 120 days after the date of such acceleration; or

         - The payment in full of all Senior Indebtedness, but only if the payment is then otherwise permitted under the terms of the Indenture.

         Upon any payment or distribution of our assets or those of our subsidiaries to creditors upon any dissolution, winding up, liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all Senior Indebtedness shall first be entitled to receive payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all amounts due or to become due thereon, or payment of the amounts shall have been provided for, before the holders of the notes shall be entitled to receive any payment or distribution with respect to any of the notes or the subsidiary guarantee.

CONVERSION RIGHTS

         A holder of a note is entitled to convert the note into shares of our common stock at any time before the close of business on November 30, 2006; provided, however, that if a note is called for redemption, the holder is entitled to convert it at any time before the close of business on the Redemption Date. A note in respect of which a holder has delivered a Change in Control Purchase Notice (as defined below) exercising the holder's option to require us to purchase the holder's note may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the holder to the Paying Agent prior to the close of business on the Change in Control Purchase Date, in accordance with the terms of the Indenture.

         The initial Conversion Rate for the notes is 13.6612 shares of our common stock per $1,000 principal amount (equivalent to a conversion price of $73.20 per share of our common stock) subject to adjustment upon the occurrence of certain events described below. A holder otherwise entitled to a fractional share of our common stock will receive cash in an amount equal to the market value of the fractional share based on the closing sale price on the trading day immediately preceding the Conversion Date. A holder may convert a portion of its notes so long as the portion is $1,000 principal amount or an integral multiple thereof.

         To convert a note, a holder must:

                 (1) Complete and manually sign the conversion notice on the back of the note (or complete and manually sign a facsimile thereof) and deliver the notice to the Conversion Agent (initially the Trustee) at the office maintained by the Conversion Agent for that purpose;

                 (2) Surrender the note to the Conversion Agent;

                 (3) If required, furnish appropriate endorsements and transfer documents; and

                 (4) If required, pay all transfer or similar taxes.

Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the Conversion Date.

         Upon conversion of a note, a holder will not receive (except as provided below) any cash payment representing accrued interest thereon. Our delivery to the holder of the fixed number of shares of our common stock into which the note is convertible (together with the cash payment, if any, in lieu of any fractional shares) will satisfy our obligation to pay the principal amount of the note, and the accrued and unpaid interest to the Conversion Date. Thus, the accrued interest will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued but unpaid cash interest will be payable upon any conversion of the notes at the option of the holder made concurrently with or after acceleration of the notes following an Event of Default described under "--Events of Default; Notice and Waiver" below. The notes surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on the Interest Payment Date (except the notes to be redeemed on a date within that period) must be accompanied by payment of an amount equal to the interest thereon that the registered holder is to receive. Except where the notes surrendered for conversion must be accompanied by payment as described above, no interest on the converted notes will be payable by us on any Interest Payment Date subsequent to the date of conversion. The Conversion Rate will not be adjusted at any time during the term of the notes for accrued interest.

         A certificate for the number of full shares of our common stock into which any note is converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable, but in any event no later than the seventh Business Day following the Conversion Date. For a summary of the U.S. Federal income tax treatment of a holder receiving our common stock upon conversion, see "Certain Federal Income Tax Considerations--Conversion of the Notes."

         The Conversion Rate is subject to adjustment in certain events, including:

         - The issuance of shares of our common stock as a dividend or a distribution with respect to our common stock;

         - Subdivisions, combinations and reclassification of our common stock;

         - The issuance to all holders of our common stock of rights or warrants entitling them (for a period not exceeding 45 days) to subscribe for shares of our common stock at less than the then Market Price (as defined below) of our common stock;

         - The distribution to holders of our common stock of evidences of our indebtedness, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash);

         - The payment of dividends (and other distributions) on our common stock paid exclusively in cash, excluding cash dividends if the aggregate amount thereof, when taken together with (1) other all-cash distributions made within the preceding 12 months not triggering a Conversion Rate adjustment and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for our common stock concluded within the preceding 12 months not triggering a Conversion Rate adjustment, does not exceed 10% of our aggregate market capitalization (the aggregate market capitalization being the product of the current market price of our common stock as of the trading day immediately preceding the date of declaration of the dividend multiplied by the number of shares of our common stock then outstanding) on the date of the distribution; and

         - Payment to holders of our common stock in respect of a tender or exchange offer (other than an odd-lot offer) by us or one of our subsidiaries for our common stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to the tender or exchange offer which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for our common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 10% of our aggregate market capitalization.

No adjustment, however, need be made if holders may participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that our board of directors determines to be fair and appropriate, or in certain other cases specified in the Indenture. In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase our securities applicable to one share of our common stock distributed to stockholders exceeds the Average Sale Price, as defined, in the Indenture per share of our common stock, or the Average Sale Price exceeds the fair market value of the portion of assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the holder of a note upon conversion thereof will be entitled to receive, in addition to the shares of our common stock into which the note is convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the distribution that the holder would have received if the holder had converted the note immediately prior to the record date for determining the stockholders entitled to receive the distribution. The Indenture permits us to increase the Conversion Rate from time to time.

         In the event that we become a party to any transaction (including, and with certain exceptions,

         - Any recapitalization or reclassification of our common stock;

         - Any consolidation of us with, or merger of us into, any other Person, or any merger of another Person into us;

         - Any sale, transfer or lease of all or substantially all of our assets; or

         - Any compulsory share exchange),

pursuant to which our common stock is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a "Transaction"), then the holders of the notes then outstanding will have the right to convert the notes into the kind and amount of securities, cash or other property receivable upon the consummation of the Transaction by a holder of the number of shares of our common stock issuable upon conversion of the notes immediately prior to the Transaction.

         In the case of a Transaction, each note will become convertible into the securities, cash or property receivable by a holder of the number of shares of our common stock into which the note was convertible immediately prior to the Transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the notes in the future. For example, if we were acquired in a cash merger, each note would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

         In the event of a taxable distribution to holders of our common stock which results in an adjustment of the Conversion Rate (or in which holders otherwise participate) or in the event the Conversion Rate is increased at our discretion, the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. Moreover, in certain other circumstances, the absence of an adjustment to the Conversion Rate may result in a taxable dividend to holders of our common stock. See "Certain Federal Income Tax Considerations--Constructive Dividends."

REDEMPTION OF THE NOTES AT OUR OPTION

         No sinking fund is provided for the notes. Prior to December 1, 2002, we will not be entitled at our option to redeem the notes. On and after that date, we will be entitled to redeem the notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to holders of the notes (unless a shorter notice shall be satisfactory to the Trustee) at the Redemption Prices set forth below plus accrued cash interest to the Redemption Date. Any redemption must be in integral multiples of $1,000 principal amount.

         The table below shows Redemption Prices of a note per $1,000 principal amount if redeemed during the twelve-month periods set forth below.

         PERIOD                                                 REDEMPTION PRICE
         ------                                                 ----------------

         December 1, 2002 through November 30, 2003...........     103.71%
         December 1, 2003 through November 30, 2004...........     102.79%
         December 1, 2004 through November 30, 2005...........     101.86%
         Thereafter...........................................     100.93%

         If fewer than all of the notes are to be redeemed, the Trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and that holder converts a portion of those notes prior to the redemption, the converted portion shall be deemed, solely for purposes of determining the aggregate principal amount of the notes to be redeemed by us, to be of the portion selected for redemption.

CHANGE IN CONTROL PERMITS PURCHASE OF THE NOTES AT THE OPTION OF THE HOLDER

         In the event of any Change in Control (as defined below) of our Company, each holder of the notes will have the right, at the holder's option, subject to the terms and conditions of the Indenture, to require us to purchase all or any part (provided that the principal amount must be $1,000 or an integral multiple thereof) of the holder's notes on the date that is 30 business days after the occurrence of the Change in Control (the "Change in Control Purchase Date") at a cash price equal to 100% of the principal amount of the holder's notes plus accrued cash interest to the Change in Control Purchase Date (the "Change in Control Purchase Price").

         Within 15 business days after the Change in Control, we will mail to the Trustee and to each holder (and to beneficial owners as required by applicable law) a notice regarding the Change in Control, which notice shall state, among other things:

         - The date of the Change in Control and, briefly, the events causing the Change in Control;

         - The date of which the Change in Control Purchase Notice (as defined below) must be given;

         - The Change in Control Purchase Date;

         - The Change in Control Purchase Price;

         - The name and address of the Paying Agent and the Conversion Agent;

         - The Conversion Rate and any adjustments thereto;

         - The procedures that holders must follow to exercise these rights;

         - The procedures for withdrawing a Change in Control Purchase Notice;

         - That holders who want to convert notes must satisfy the requirements set forth in the notes; and

         - Briefly, the conversion rights of the holders of the notes.

We will cause a copy of this notice to be published in The Wall Street Journal or another daily newspaper of national circulation.

         To exercise the purchase right, the holder must deliver written notice of the exercise of the right (a "Change in Control Purchase Notice") to the Paying Agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, New York, New York, prior to the close of business, on the Change in Control Purchase Date. Any Change in Control Purchase Notice must state:

         - The certificate numbers of the notes to be delivered by the holder thereof for purchase by us;

         - The portion of the principal amount of the notes to be purchased, which portion must be $1,000 or an integral multiple thereof; and

         - That the notes are to be purchased by us pursuant to the applicable provisions of the notes.

         Any Change in Control Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount and the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

         Payment of the Change in Control Purchase Price for a note for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of the note (together with necessary endorsements) to the Paying Agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, New York, New York, at anytime (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for the note will be made promptly following the later of the business day following the Change in Control Purchase Date and the time of delivery of the note. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of the note on the Business Day following the Change in Control Purchase Date, then, immediately after the Change in Control Purchase Date, the note will cease to be outstanding and interest on the note will cease to accrue and will be deemed paid, whether or not the note is delivered to the Paying Agent, and all other rights of the holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the note).

         Under the Indenture, a "Change in Control" is deemed to have occurred upon the occurrence of any of the following events:

         - Any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Permitted Holder, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of our total outstanding voting stock;

         - We consolidate with, or merge with or into another Person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, or any person consolidates with or merges with or into us, in any event pursuant to a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any such transaction where:

           - Our voting stock is not converted or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of incorporation) or is converted into or exchanged for (i) voting stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (ii) voting stock (other than Redeemable Capital Stock) of the surviving or transferee corporation; and

           - Immediately after such transaction, no "person" or "group" (as these terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all securities that the person has the right to acquire, whether that right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of our total outstanding voting stock of the surviving or transferee corporation;

         - During any consecutive two-year period, individuals who at the beginning of that period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

         - We are liquidated or dissolved or a special resolution is passed by our stockholders approving the plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Consolidation, Merger and Sale or Lease of Assets."

"Redeemable Capital Stock" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the notes or is redeemable at the option of the holder thereof at any time prior to the final stated maturity, or is convertible into or exchangeable for debt securities at anytime prior to the final stated maturity; provided, however, that Redeemable Capital stock shall not include any of our common stock the holder of which has a right to put to us upon certain terminations of employment.

         The Indenture does not permit our board of directors to waive our obligation to purchase the notes at the option of a holder in the event of a Change in Control.

         We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable, and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by us to purchase the notes at the option of the holders thereof upon a Change in Control. In certain circumstances, the Change in Control purchase feature of the notes may make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is the result from negotiations between us and the initial purchasers.

         If a Change in Control were to occur, there can be no assurance that we would have funds sufficient to pay the Change in Control Purchase Price for all of the notes that might be delivered by holders seeking to exercise the purchase right, because we or our subsidiaries might also be required to prepay certain indebtedness or obligations having financial covenants with change of control provisions in favor of the holders thereof. In addition, our other indebtedness may have cross-default provisions that could be triggered by a default under the Change in Control provisions thereby possibly accelerating the maturity of such indebtedness. In that case, the holders of the notes, would be subordinated to the prior claims of the holders of such indebtedness. In addition, our ability to purchase the notes with cash may be limited by the terms of our then-existing borrowing agreements. None of the notes may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "--Events of Default; Notice and Waiver" below (other than a default in the payment of the Change in Control Purchase Price with respect to the notes).

CONSOLIDATION, MERGER, AND SALE OR LEASE OF ASSETS

         We, without the consent of any holders of the outstanding notes, are entitled to consolidate with or merge into or transfer or lease our assets substantially as an entirety to, any individual, corporation, partnership, limited liability company, joint venture, association joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (each a "Person"), and any Person is entitled to consolidate with or merge into, or transfer or lease its assets substantially as an entirety to us, provided that:

         - The Person (if other than us) formed by such consolidation or into which we are merged or the Person which acquires or leases our assets substantially as an entirety is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and expressly assumes our obligations on the notes and under the Indenture;

         - Immediately after giving effect to such transaction no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, happened and is continuing; and

         - Certain other conditions described in the Indenture are met.

EVENTS OF DEFAULT; NOTICE AND WAIVER

         The Indenture provides that, if an Event of Default specified therein occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of and accrued interest to the date of such declaration of all the notes to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of and accrued interest on all the notes to the date of the occurrence of the event shall automatically become and be immediately due and payable. Upon any acceleration, the subordination provisions of the Indenture preclude any payment being made to holders of the notes until the earlier of:

         - 120 days or more after the date of the acceleration; and

         - The payment in full of all Senior Indebtedness, but only if the payment is then otherwise permitted under the terms of the Indenture. See "--Subordination of the Notes" above.

Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences. Interest shall accrue and be payable on demand upon a default in the payment of principal interest when due, Redemption Price, Change in Control Purchase Price or shares of our common stock (or cash in lieu of fractional shares) to be delivered on conversion of the notes, in each case to the extent that the payment of the interest shall be legally enforceable.

         Under the Indenture, Events of Default include:

         - Default in payment of the principal amount, interest when due (if such default in payment of interest shall continue for 31 days), Redemption Price, or Change in Control Purchase Price with respect to any note, when the same becomes due and payable (whether or not any payment is prohibited by the provisions of the Indenture);

         - Failure by us to deliver shares of our common stock (together with cash in lieu of fractional shares) when our common stock (or cash in lieu of fractional shares) is required to be delivered following the conversion of a note and continuation of the default for 10 days;

         - Failure by us to comply with any of our other agreements in the notes or the Indenture upon our receipt of notice of our default from the Trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure the default within 90 days after our receipt of the notice;

         - Default under any bond, note or other evidence of indebtedness for money borrowed by us having an aggregate outstanding principal amount of in excess $10 million, which default shall have resulted in the indebtedness being accelerated, without the indebtedness being discharged or the acceleration having been rescinded or annulled within 20 days after receipt of notice thereof by us from the Trustee or us and the Trustee from the holders of not less than 25% in aggregate principal amount of the notes then outstanding (unless such default has been cured or waived); or

         - Certain events of bankruptcy or insolvency.

         The Trustee will, within 90 days after the occurrence of any default, mail to all holders of the notes notice of all defaults of which the Trustee is aware, unless the defaults have been cured or waived before the giving of the notice; provided that the Trustee may withhold the notice as to any default other than the payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

         The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. The Trustee may refuse to perform any duty or exercise any right of power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No holder of any note will have any right to pursue any remedy with respect to the Indenture or the notes, unless:

         - The holder shall have previously given the Trustee written notice of a continuing Event of Default;

         - The holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request to the Trustee to pursue the remedy;

         - The holder or holders shall have offered to the Trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it;

         - The Trustee shall have failed to comply with the request within 60 days after receipt of the notice, request and offer of security or indemnity; and

         - The holders of a majority in aggregate principal amount of the outstanding notes shall not have given the Trustee a direction inconsistent with the request within 60 days after receipt of the request.

         The right of any holder (a) to receive payment of principal, the Redemption Price, Change in Control Purchase Price or interest in respect of the notes held by the holder on or after the respective due dates expressed in the notes, (b) to convert the notes, or (c) to bring suit for the enforcement of any payment on or after the respective dates or the right to convert, shall not be impaired or adversely affected without the holder's consent.

         The holders of a majority in aggregate principal amount of the notes at the time outstanding may waive any existing default and its consequences except:

         - Any default in any payment on the notes;

         - Any default with respect to the conversion of the notes; or

         - Any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each Note as described in "--Modification" below.

When a default is waived, it is deemed cured and will cease to exist, but no waiver shall extend to any subsequent or other default or impair any consequent right.

         We will be required to furnish to the Trustee annually a statement as to any default by us in the performance and observance of our obligations under the Indenture. In addition, we will be required to file with the Trustee written notice of the occurrence of any default or Event of Default within five business days of our becoming aware of the default or Event of Default.

MODIFICATION

         The Indenture or the notes may be modified or amended by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. Without the consent of each holder affected thereby, however, no amendment may, among other things:

         - Reduce the principal amount, Change in Control Purchase Price or Redemption Price with respect to any note, or extend the stated maturity of any note or alter the manner of payment or rate of interest or any note or make any note payable in money or securities other than that stated in the note;

         - Make any reduction in the principal amount of notes whose holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to the amendments or waivers;

         - Make any change that adversely affects the right of a holder to convert any note;

         - Modify the provisions of the Indenture relating to the ranking of the notes in a manner adverse to the holders of the notes; or

         - Impair the right to institute suit for enforcement of any payment with respect to, or conversion of, the notes.

         Without the consent of any holder of notes, we and the Trustee may amend the Indenture to:

         - Cure any ambiguity, defect or inconsistency; provided, however, that the amendment does not materially adversely affect the rights of any holder of the notes;

         - Provide for the assumption by a successor to us of our obligations under the Indenture;

         - Provide for uncertificated notes in addition to certificated notes, as long as such uncertificated notes are in registered form for United States Federal income tax purposes;

         - Make any change that does not adversely affect the rights of any holder of the notes;

         - Make any change to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939; or

         - Add to our covenants or obligations under the Indenture for the protection of the holders of the notes or surrender any right, power or option conferred by the Indenture on us.

DISCHARGE OF THE INDENTURE

         We may satisfy and discharge our obligations under the Indenture by delivering to the Trustee for cancellation all of the outstanding notes or by depositing with the Trustee, the Paying Agent or the Conversion Agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any Redemption Date, or any Purchase Date, or a Change in Control Purchase Date, or upon conversion or otherwise, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the Indenture by us.

NO RECOURSE AGAINST OTHERS

         The Indenture provides that our directors, officers, employees, representatives, advisors or stockholders, as such, shall not have any liability for any of our obligations under the notes or the Indenture or for any claim based on, in respect of or by reason of the obligations or their creation.

REGISTRATION RIGHTS

         We and our subsidiaries have entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the notes and our common stock issuable upon their conversion. The registration rights agreement obligates us, at our sole expense, as follows:

         - To file a shelf registration statement as soon as practicable, but in no event more than 60 days after the closing of the issue of the notes, covering resales of our registrable securities. We use the term "registrable securities" to refer to all outstanding notes, and our common stock issuable upon conversion of the notes, that have not been registered and sold pursuant to the shelf registration statement, that have not been distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or that are not saleable pursuant to Rule 144(k) under the Securities Act of 1933 or successor provisions;

         - To use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933 within 120 days after the closing; and

         - To use our reasonable best efforts to keep the shelf registration statement effective and usable until the time that all the notes, and our common stock issuable upon conversion of the notes, shall no longer qualify as registrable securities. We will be permitted to suspend the use of the shelf registration statement for limited periods of time under some circumstances if we provide the holders of the registrable securities with written notice of the suspension.

         We will, when the shelf registration is filed:

         - Provide each holder of registrable securities with copies of the prospectus that is part of the shelf registration statement;

         - Notify each holder when the shelf registration statement for the registrable securities has become effective; and

         - Take other actions as are required to permit unrestricted resales of the registrable securities.

         A holder that sells registrable securities pursuant to a shelf registration statement (a) will usually be required to be named as a selling security holder in the related prospectus and to deliver the prospectus to the purchasers, (b) will be subject to certain of the civil liability provisions of the Securities Act of 1933 in connection with those sales, and (c) will be bound by the provisions of the registration rights agreement that are applicable to a holder, including indemnification rights and obligations. Holders who wish to sell registrable securities will be required to make representations and to provide some information to us, as described in the registration rights agreement.

         If a registration default occurs, then additional cash interest will accrue and become payable on the notes at a rate equal to 0.50% per annum, which rate will be increased by an additional 0.25% per annum for each 90-day period that the registration default has not been cured. The aggregate additional cash interest shall in no event exceed one percent per annum. All additional interest payments shall be paid to the holders of the registrable securities in the same manner as regular interest payments on the notes on semi-annual payment dates which correspond to interest payment dates on the notes. Following the cure of a registration default, additional interest will no longer accrue in connection with that registration default. We use the term "registration default" to mean if:

         - We fail to timely file the shelf registration statement with the Commission within 60 days of closing;

         - The Commission has not declared the shelf registration statement effective within 120 days of closing; or

         - During the specified period, we fail to keep the shelf registration statement that has been declared effective continuously effective and usable, for more than 30 days during any three-month period or 60 days during any twelve-month period.

         Each registrable security will contain a legend to the effect that the holder will be deemed to have agreed to be bound by the provisions of the registration rights agreement.

         This summary of the certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a form of which is available upon request to us.

INFORMATION CONCERNING THE TRUSTEE

         Fifth Third Bank is the Trustee, Registrar, Paying Agent and Conversion Agent under the Indenture.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

         The description below summarizes the more important terms of our bank borrowing arrangement with KeyBank, NA. Those arrangements primarily consist of a loan agreement by our principal operating subsidiary, CheckFree Corporation. We referred to loan agreement as the "credit facility."

         The credit facility and its associated documents contain the full legal text of the matters described in this section. The credit facility and its associated documents are governed by Ohio law. The following statements are subject to the detailed provisions of the loan agreement and are qualified in their entirety by reference to the loan agreement, copies of the forms of which are on file and available at our principal executive offices. Wherever particular provisions of the loan agreements are referred to, those provisions are incorporated by reference as part of the statement made and the statements are qualified in their entirety by that reference.

         In order to provide additional working capital and funds for general corporate purposes, CheckFree Corporation has entered into a revolving loan credit facility for an amount up to $30 million that matures on December 30, 2002. Currently we have no indebtedness under the credit facility. The credit facility provides for interest rates determined, at our option, at either LIBOR rate or the prime rate.

         CheckFree Corporation may borrow for working capital and general corporate purposes. We are required to maintain the following financial ratio: debt to capitalization ratio of less than or equal to 50% for each fiscal quarter ended March 31, 2000 and thereafter.

         The credit facility contains certain financial and operating covenants and other restrictions with which we must comply, whether or not any borrowings are outstanding. These include restrictions on:

     -  Acquisitions;
     -  Additional indebtedness;
     -  EBITDA; and
     -  Capital Expenditures and Capitalized Software.

         We and CheckFree Investment Corporation guarantee the credit facility. The credit facility is collateralized by liens on CheckFree Corporation's cash, accountants receivable, our building in Dublin Ohio, and all books and records relating to accounts receivable in the proceeds on all the foregoing.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussions summarizes certain United States Federal income tax considerations that may be relevant to the purchase, ownership and disposition of the notes and our common stock into which the notes may be converted, but does not purport to be a complete analysis of the potential tax considerations relating thereto. This summary deals only with holders that are United States Persons (as defined below) that will hold the notes and our common stock as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as dealers in securities or currencies, financial institutions, real estate investment trusts, regulated investment companies, banks, insurance companies, tax-exempt entities, persons holding the notes as part of a hedging or conversion transaction, a straddle or a constructive sale, persons whose functional currency is not the U.S. dollar, and holders of the notes that did not acquire the notes in the initial distribution thereof at their original issue price. In addition, this discussion does not consider the effect of any alternative minimum, estate, gift, foreign, state, local or other tax laws.

         As used herein, "United States Person" means a beneficial owner of the notes or our common stock into which the notes may be converted, who or that is:

         - A citizen or resident of the United States for Federal income tax purposes;

         - A corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or political subdivision thereof;

         - An estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

         - A trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. fiduciaries have authority to control all substantial decisions of the trust.

         THE DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS BELOW IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), THE APPLICABLE TREASURY REGULATIONS PROMULGATED AND PROPOSED UNDER THE CODE, JUDICIAL DECISIONS AND ADMINISTRATIVE INTERPRETATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

NOTES

         Stated Interest. Generally, a holder will be required to include in gross income, as ordinary income, the stated interest on a note at the time that the interest accrues or is received, in accordance with the holder's regular method of accounting for Federal income tax purposes.

         Interest Deduction on the Notes. The Taxpayer Relief Act of 1997 enacted Section 163(1) of the Code, which disallows any interest paid or accrued on indebtedness payable in equity of the issuer. Indebtedness is treated as payable in equity of the issuer if (i) a substantial portion of the principal or interest is required to be paid or converted into the equity, (ii) a substantial amount of the principal or interest is required to be determined by reference to the value of the equity, or (iii) the indebtedness is part of an arrangement which is reasonably expected to result in a transaction in (i) or (ii). Principal or interest is treated as required to be so paid, converted or determined if it may be required at the option of the holder of the debt instrument and there is a substantial certainty that the option will be exercised. We do not believe that deductions for interest paid or accrued on the notes should be disallowed under Section 163(l) but there can be no assurance that such position will not be challenged successfully by the Internal Revenue Service.

         Sale, Exchange or Retirement of the Notes. A holder's tax basis in a note will be its cost. A holder generally will recognize gain or loss on the sale, exchange or retirement (including a redemption by us) of a note in an amount equal to the difference between the amount of cash plus the net fair market value of any property received, other than any such amount received in respect of accrued interest (which will be taxable as such if not previously included in income), and the holder's adjusted tax basis in the note. Gain or loss recognized on the sale, exchange or retirement of a note generally will be a capital gain or loss. In the case of a non-corporate holder, the Federal tax rate applicable to capital gains will depend upon the holder's holding period for the notes, with a preferential rate available for the notes held for more than twelve months. The deductibility of capital losses is subject to limitations.

CONVERSION OF THE NOTES

         A holder generally will not recognize any income, gain, or loss upon conversion of a note into our common stock (except with respect to cash received in lieu of a fractional share of our common stock). The holder's basis in our common stock received on conversion of a note will be the same as the holder's adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share interest as described below), and the holding period for our common stock received on conversion will generally include the holding period of the note converted.

         Cash received in lieu of a fractional share of our common stock will be treated as a payment in exchange for the fractional share interest in our common stock. Accordingly, the receipt of cash in lieu of a fractional share of our common stock will generally result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share).

CONSTRUCTIVE DIVIDENDS

         The conversion price of the notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Under
Section 305 of the Code and the Treasury Regulations issued thereunder, certain adjustments to the conversion price may be treated as a taxable distribution resulting in ordinary income (subject to a possible dividends-received deduction for corporate holders) to the extent of our current and accumulated earnings and profits if, and to the extent that, adjustments in the conversion price increase such holder's proportionate interest in our earnings, profits and assets. Such adjustments may occur in limited circumstances (particularly adjustments to reflect taxable dividends to holders of our common stock) and in such a case a constructive distribution would arise, whether or not the holders ever convert the notes. Holders of the notes, therefore, could have taxable income as a result of an event in which they received no cash or property. A holder's tax basis in a note, however, generally will be increased by the amount of any constructive dividend included in taxable income. Similarly, a failure to adjust the Conversion Rate to reflect a stock dividend or other event increasing the proportionate interest of the holders of our outstanding common stock could, in some circumstances, give rise to deemed dividend income to holders of our common stock.

DIVIDENDS ON COMMON STOCK

         Dividends paid on our common stock generally will be includable in the income of a holder as ordinary income to the extent of our current or accumulated earnings and profits. Subject to certain limitations, a corporate taxpayer holding common stock that receives dividends thereon generally will be eligible for a dividends-received deduction equal to 70% of the dividends received. The dividends-received deduction is subject, however, to certain holding period, taxable income and other limitations. In addition, corporate holders should consider the rules under Section 1059 of the Code that may reduce their basis in our common stock.

SALE, EXCHANGE OR REDEMPTION OF COMMON STOCK

         Upon the sale, exchange or redemption of our common stock, a holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and the holder's adjusted tax basis in our common stock. In the case of a non-corporate holder, the Federal tax rate applicable to capital gains will depend upon the holder's holding period for our common stock, with a preferential rate available for our common stock held for more than twelve months. The deductibility of capital losses is subject to limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

         In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a note, payments of actual or constructive dividends on our common stock, and payment of the proceeds of the sale of a note or our common stock to certain non-corporate, not otherwise exempt holders, and a 31% backup withholding tax may apply to the payments if such non-corporate holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required or establish an exemption from backup withholding, (ii) is notified by the Internal Revenue Service that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify under penalties of perjury, that it has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's United States Federal income tax liability and may entitle the holder to a refund.

         THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THE HOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES, OR SUBSEQUENT REVISIONS OF THESE TAX LAWS.

                             SELLING SECURITYHOLDERS

         The notes were originally issued by us and sold by the initial purchasers in private transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The selling securityholders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock issuable upon conversion of the notes.

         Prior to any use of this prospectus in connection with a resale of the notes and/or the common stock issuable upon conversion of the notes, this prospectus will be supplemented to set forth the name and number of shares beneficially owned by the selling securityholder intending to sell notes and/or common stock and the principal amount of notes and/or number of shares of common stock to be offered. The prospectus supplement will also disclose whether any selling securityholder selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus supplement.

                              PLAN OF DISTRIBUTION

         The notes and our common stock may be sold from time to time to purchasers directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer the notes with discounts, concessions or commissions from the selling securityholders and/or the purchasers of the notes and our common stock for whom they may act as agent. The selling securityholders and any such brokers, dealers or agents who participate in the distribution of the notes and our common stock may be deemed to be "underwriters," and any profits on the sale of the notes and our common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholder may be deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         The notes and our underlying common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The notes and our common stock may be sold by one or more of the following methods:

         - A block trade in which the broker or dealer so engaged will attempt to sell the notes and our common stock issuable upon conversion thereof as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - an exchange distribution in accordance with the rules of such exchange;

         - face-to-face transactions between sellers and purchasers without a broker-dealer;

         - through the writing of options; and

         - other transactions.

         At any time a particular offer of the notes and our common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the notes and our common stock. In addition, the notes and our common stock covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

         We have agreed in the registration rights agreement to keep this prospectus useable until the notes or the Common Stock issuable upon conversion thereof are no longer registrable securities, as described under "Registration Rights Agreement". To our knowledge currently no plans, arrangements or understandings exist between any selling securityholders and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling securityholders. We cannot assure you that any selling securityholder will sell any or all of the securities offered by it under this prospectus or that any selling securityholder will not transfer, devise or gift such securities by other means not described in this prospectus.

         The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation
M. That regulation may limit the timing of purchases and sales of any of the notes and our common stock by the selling securityholders and any other participating person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and our common stock to engage in market-making activities with respect to the particular notes and our common stock being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the notes and our common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and our common stock.

         Pursuant to the registration rights agreement entered into in connection with our initial private placement, we and each of the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these matters.

         We have agreed to pay substantially all of the expenses incidental to the registration, offering and resale by the selling securityholders of the notes to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

         We will not receive any of the proceeds of the sale of the notes and our underlying common stock covered by this prospectus.

                                  LEGAL MATTERS

         The validity of the notes and any shares of our common stock issuable upon conversion of the notes offered in connection with this prospectus will be passed upon for us by Porter, Wright, Morris & Arthur LLP, Columbus, Ohio. Partners of Porter, Wright, Morris & Arthur LLP who participated in the preparation of this prospectus beneficially own an aggregate of 25,607 shares of our common stock consisting of a combination of stock and options exercisable within 60 days after the date of this prospectus.

                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended June 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of BlueGill Technologies, Inc. incorporated in this prospectus by reference from the Form 8-K of CheckFree Holdings Corporation filed January 11, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy any document we file with the Commission at the following locations:

         - At the Public Reference Room of the Commission, Room 1024-Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         - At the Public Reference Room of the Commission's regional office at Seven World Trade Center, 13th Floor, New York, New York 10048;

         - At the Public Reference Room of the Commission's regional office at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

         - By writing the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         - At the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

         - From the Commission's web site at www.sec.gov.

         Some of these locations may charge a prescribed fee or modest fee for copies.

         We have filed with the Commission a registration statement and related exhibits under the Securities Act of 1933. The registration statement relates to the securities offered by the selling securityholders. As permitted by the Commission, this prospectus, which constitutes a part of the registration statement, does not contain all the information included in the registration statement. Such additional information may be obtained from the locations described above. Statement contained in this prospectus as to contents of any contract or other document are not necessarily complete. You should refer to the contract or other document for all the details.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, previously filed by us with the Commission pursuant to the Securities Exchange Act of 1934, are incorporated by reference into this prospectus and should be considered a part of the prospectus. Information that we later file with the Commission will automatically update and supersede the information contained in this prospectus and is incorporated by reference.

         - Our Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (filed September 28, 1999);

         - Our Proxy Statement for the Annual Meeting of Stockholders held on November 4, 1999 (filed October 8, 1999);

         - Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (filed November 15, 1999);

         - Our Current Reports on Form 8-K dated November 29, 1999 (filed December 2, 1999), December 20, 1999 (filed December 23,
           1999), and dated January 11, 2000 (filed January 11, 2000);

         - The description of our common stock, contained in the registration statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 and all amendments thereto and reports filed for the purpose of updating such description; and

         - All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the offering of the notes thereby is completed (other than portions of such documents described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission).

         These documents are or will be available for inspection or copying at the locations identified above under the caption "Where You Can Find More Information." We will provide without charge to each to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference). You should direct requests for documents to:

         CheckFree Holdings Corporation
         4411 East Jones Bridge Road
         Norcross, Georgia 30092
         Attention: Investor Relations
         Telephone Number: (678) 375-3387

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses to be paid by the Company in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts shown are estimates, except the SEC registration fee and the Nasdaq National Market listing fee:

         SEC Registration Fee..............................     $ 45,540
         Nasdaq National Market listing fee................     $ 17,500
         Printing and engraving fee........................     $235,000
         Legal fees and expenses...........................     $150,000
         Accounting fees and expenses......................     $ 70,000
         Transfer agent and registrar's fees and expenses..     $  5,000
         Miscellaneous expenses............................     $  1,960
                                                                --------
              Total........................................     $525,000
                                                                ========

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (a) Article IX of the Registrant's By-Laws (the "By-Laws") provides that the Registrant shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person who is or was involved or threatened to be made so involved in any action by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another entity. The right to indemnification includes the right to receive payment of expenses in advance of the final disposition of the proceeding. All indemnification rights in Article IX are contract rights. The Registrant also may provide indemnification for employees, agents, attorneys and representatives of the Registrant by action of its board of directors. Article IX expressly states that no amendment to the By-Laws or the Certificate of Incorporation shall adversely affect any right to indemnification for acts occurring prior to such amendment. The right of indemnification is not exclusive of any other rights of indemnification that may be available.

             In determining the right to indemnification under Article IX, the Registrant has the burden of proof that the indemnitee has not met the applicable standard of conduct. If successful in whole or in part in such a proceeding, the indemnitee is entitled to be indemnified for expenses incurred in connection with such proceeding. All reasonable expenses incurred by an indemnitee in connection with any proceeding shall be advanced by the Registrant after receipt of a statement from the indemnitee requesting such advance.

             Article IX provides that the Registrant may purchase and maintain insurance in connection with any expenses, liability or loss relating to any proceeding, whether or not the Registrant would have the power to indemnify the officer, director, employee, agent, attorney, trustee or representative. The Registrant also may enter into indemnification contracts with any of the foregoing persons, which contracts are deemed specifically approved and authorized by the stockholders and not subject to invalidity by reason of any interested directors.

             If any provision of Article IX is held invalid, illegal or unenforceable, the remaining provisions of Article IX shall not be affected. An indemnitee also may elect, as an alternative to the Article IX procedures, to follow procedures authorized by applicable corporate law or statute. Article IX sets forth specific procedures for the advancement of expenses and for the determination of entitlement to indemnification. Entitlement to indemnification shall be determined by a majority vote of disinterested directors, by a written opinion of independent counsel under certain circumstances, by the Registrant's stockholders, if a majority of the disinterested directors determines the issue should be submitted to the stockholders, or, if none of the persons empowered to make a determination have been appointed and have made a determination within 60 days after the receipt of a request for indemnification, the indemnitee is deemed to be entitled to indemnification unless the indemnitee misrepresented or omitted a material fact in making or supporting his request for indemnification or the indemnification is prohibited by law. The termination of an action by judgment, order, settlement or conviction or upon a plea of nolo contendere does not adversely affect the right of an indemnitee to indemnification or create any presumption with respect to any standard of conduct. An indemnitee is entitled to indemnification for expenses if he is successful on the merits, if the action is terminated without a determination of liability on the part of the indemnitee or if the indemnitee was not a party to the action. An indemnitee who is determined not to be entitled to indemnification may appeal such determination either through the courts or by arbitration.

         (b) Under Section 145 of the Delaware General Corporation Law, indemnification of any person who is or was a party or threatened to be made so in any action by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving as such of another corporation or enterprise at the request of the corporation is permitted against expenses (including attorneys' fees), judgments fines and amounts paid in settlement actually and reasonably incurred by the indemnified person in such proceeding where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in criminal actions, where he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case. Indemnification against expenses (including attorneys' fees) actually and reasonably incurred by directors, officers, employees and agents is required under Section 145 of the Delaware Law in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a lawsuit of the type described above. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made (unless ordered by a court) by majority vote of the disinterested directors, by a committee of the disinterested directors designated by a majority vote of such directors, even though less than a quorum, by independent legal counsel, or by the stockholders. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.

         (c) Under Section 145 of the Delaware Law and Article IX of the By-Laws, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or who, while serving in such capacity, is or was at the request of the Registrant, a director, officer, employee or agent of another corporation or other enterprise, against liability asserted against or incurred by such person in any such capacity whether or not the Registrant would have the power to provide indemnity under Section 145 or the By-Laws. The Registrant has obtained insurance that, subject to certain exceptions, insures the directors and officers of the Registrant and its subsidiary.

         (d) The Registrant has entered into indemnification contracts with its directors and certain officers which provides that such directors and officers will be indemnified to the fullest extent provided by Section 145 of the Delaware Law (or such other future statutory provision authorizing or permitting indemnification) against all expenses (including attorneys' fees), judgments, fines and settlement amounts, actually and reasonably paid or incurred by them in any action or proceeding, including any action by or in the right of the Registrant, by reason of the fact that they were a director, officer, employee or agent of the Registrant, or were serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

             No indemnity will be provided under such indemnification contracts
(i) except to the extent that the aggregate losses to be indemnified pursuant thereto exceed the amount for which the indemnitee is indemnified pursuant to any directors and officers liability insurance purchased and maintained by the Registrant; (ii) in respect to remuneration paid to an indemnitee if it shall be determined by a final judgment that such remuneration was in violation of law;
(iii) on account of any suit in which judgment is rendered against an indemnitee for an accounting of profits made from the purchase or sale by indemnitee of securities of the Registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; (iv) on account of the indemnitee's act or omission being finally adjudged to have been not in good faith or involving intentional misconduct or a knowing violation of law; or (v) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

         (e) Article EIGHTH of the Registrant's Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any unlawful payment of a dividend or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived any improper personal benefit.

             The above discussion of the Registrant's By-Laws, Restated Certificate of Incorporation, indemnification agreements, and of Section 145 of the Delaware Law is not intended to be exhaustive and is respectively qualified in its entirety by such By-Laws, Restated Certificate of Incorporation and statutes.

ITEM 16.            EXHIBITS

      EXHIBIT                             EXHIBIT
      NUMBER                            DESCRIPTION
      ------                            -----------

       2(a) Asset Purchase Agreement, dated as of July 1, 1997, among CheckFree Corporation, Servantis Systems Holdings, Inc., Servantis Systems, Inc., London Bridge Software Holdings plc, and LBSS, Inc. (Reference is made to Exhibit 2 to the Current Report on Form 8-K, dated July 1, 1997, filed with the Securities and Exchange Commission on July 3, 1997, and incorporated herein by reference.)

       2(b) Agreement and Plan of Merger, dated as of December 22, 1997, among the Company, CheckFree Corporation, and CheckFree Merger Corporation. (Reference is made to Exhibit 2 to the Current Report on Form 8-K, dated December 22, 1997, filed with the Securities and Exchange Commission on December 30, 1997, and incorporated herein by reference.)

       3(a)                Restated Certificate of Incorporation of the Company.
                           (Reference is made to Exhibit 3(a) to the Current Report on Form 8-K, dated December 22, 1997, filed with the Securities and Exchange Commission on December 30, 1997, and incorporated herein by reference.)

       3(b) By-Laws of the Company. (Reference is made to Exhibit 3(b) to the Current Report on Form 8-K, dated December 22, 1997, filed with the Securities and Exchange Commission on December 30, 1997, and incorporated herein by reference.)

       3(c) Form of Specimen Stock Certificate. (Reference is made to Exhibit 3(c) to the Current Report on Form 8-K, dated December 22, 1997, filed with the Securities and Exchange Commission on December 30, 1997, and incorporated herein by reference.)

       4(a) Articles FOURTH, FIFTH, SEVENTH, EIGHTH, TENTH AND ELEVENTH of the Company's Restated Certificate of Incorporation (contained in the Company's Restated Certificate of Incorporation filed as Exhibit 3(a) hereto) and Articles II, III, IV, VI and VIII of the Company's By-Laws (contained in the Company's By-Laws filed as Exhibit 3(b) hereto).

       4(b) Rights Agreement, dated as of December 16, 1997, by and between the Company and The Fifth Third Bank, as Rights Agent. (Reference is made to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on May 12, 1999, and incorporated herein by reference.)

       4(c)       *        Form of Guarantee.

       4(d)       *        Indenture, by and between the Company and Fifth Third
                           Bank as Trustee, for the 6.5% Convertible
                           Subordinated Notes due 2006, dated as of November 29,
                           1999, including the form of the 6.5% Note.

       4(f)       *        First Supplemental Indenture by and between the
                           Company and Fifth Third Bank as Trustee, for the 6.5%
                           Convertible Subordinated Notes due 2006, dated as of November 29, 1999.

       4(g)       *        Form of the Global Note.

       4(h)       *        Registration Rights Agreement, dated as of November
                           29, 1999, among the Company, CheckFree Corporation,
                           CheckFree Investment Corporation, CheckFree
                           Management Corporation, CheckFree Investment
                           Services, Inc., Merrill Lynch & Co., Merrill Lynch,
                           Pierce, Fenner & Smith Incorporated, Deutsche Bank
                           Securities Inc., and Hambrecht & Quist LLC.

         5        *        Opinion of Porter, Wright, Morris & Arthur LLP.

       23.1 Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5).

       23.2       *        Consent of Deloitte & Touche LLP.

       23.3       *        Consent of Arthur Andersen LLP.

        24        *        Power of Attorney.

------------------


    *    Previously filed with this report.


ITEM 17.      UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) to file during any period in which offers or sales are being made, a post effective amendment to this registration statement:

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on January 25, 2000.


                               CHECKFREE HOLDINGS CORPORATION


                               By:   /s/Allen L. Shulman
                                     -----------------------------------------
                                     Allen L. Shulman,
                                     Executive Vice President, Chief Financial
                                     Officer and General Counsel


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 Registration Statement has been signed below by the following persons in the capacities indicated on the 25th day of January, 2000.




                     SIGNATURES                                               TITLE
                     ----------                                               -----

                 /s/ *Peter J. Kight                      Chairman of the Board and Chief Executive Officer
------------------------------------------------------    (Principal Executive Officer)
                   Peter J. Kight

                /s/ *Mark A. Johnson                      Vice Chairman and Director
------------------------------------------------------
                   Mark A. Johnson

               /s/ Allen L. Shulman                       Executive Vice President, Chief Financial Officer and
------------------------------------------------------    General Counsel
                  Allen L. Shulman                        (Principal Financial Officer)

               /s/ *Gary A. Luoma, Jr.                    Vice President, Chief Accounting Officer and Assistant
------------------------------------------------------    Secretary
                 Gary A. Luoma, Jr.                       (Principal Accounting Officer)

              /s/ *William P. Boardman                    Director
------------------------------------------------------
                 William P. Boardman

                /s/ *George R. Manser                     Director
------------------------------------------------------
                  George R. Manser

                /s/ *Eugene F. Quinn                      Director
------------------------------------------------------
                   Eugene F. Quinn

               /s/ *Jeffrey M. Wilkins                    Director
------------------------------------------------------
                 Jeffrey M. Wilkins

*By: /s/Curtis A. Loveland
------------------------------------------------------
     Curtis A. Loveland, Attorney-in-Fact
